UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 19, 2007

Keystone Automotive Industries, Inc.

(Exact name of registrant as specified in its charter)

California	0-28568	95-2920557
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 E. Bonita Avenue, Pomona, CA 91767

(Address of Principal Executive Offices)

(909) 624-8041

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 19, 2007, Keystone Automotive Industry, Inc.’s Compensation Committee recommended, and the Board of Directors approved, adjustments in the base salaries and annual cash incentive goals for fiscal year 2008, and establishment of the long-term incentive awards for the performance period beginning fiscal year 2008.

Base Salaries. An increase in the base salaries was approved for Richard L. Keister, President and Chief Executive Officer; Jeffrey T. Gray, Chief Financial Officer; Carl F. Hartman, Vice President, Manufacturing; Christopher N. Northup, Vice President, Western Division; and T. Currey Hall, Vice President, Southern Division, as well as the other executive officers. Mr. Keister’s base salary was increased from $538,000 to $575,000. Mr. Gray’s base salary was increased from $320,000 to $339,200. Mr. Hartman’s base salary was increased from $230,412 to $241,933. Mr. Northup’s base salary was increased from $224,937 to $238,433. Mr. Hall’s base salary was increased from $230,412 to $253,453. The base salary increases will be effective for the pay period beginning on June 4, 2007.

Annual Performance-Based Cash Incentives. The design of Keystone’s annual incentive plan for fiscal year 2008, which provides for performance-based cash awards for executive officers, was also approved. The design of the annual incentive plan for fiscal year 2008 remains similar to the fiscal year 2007 annual incentive plan, including the level of individual target awards as a percentage of salary, performance metrics, and payout determination. Currently, there are 12 executive officers participating in the plan.

The fiscal year 2008 plan is based on Company performance relative to financial goals of Earnings per Share and Return on Invested Capital. These goals were designed to encourage both profitable growth and the efficient use of capital, thus improving stockholder value. The award earned is based on a schedule that combines performance on each metric.

Each executive role has a dollar target that is established as a percentage of base salary. For current executive officers this percentage ranges from 15% to 45%, and is 60% for the Chief Executive Officer. If a threshold level of performance on either metric is not met, the incentive award would be zero. The maximum award for executive officers is three times the target award.

Corporate executive officer performance is judged solely on Company wide achievement; for the five Operating Vice Presidents, their awards are based 50% on corporate metrics and 50% on the earnings for their Division versus budget.

The Compensation Committee has the ability to make discretionary adjustments to awards under the annual incentive plan, but expects to exercise this discretion rarely, or in unusual circumstances. The Compensation Committee made no discretionary adjustments to awards in fiscal year 2007.

Long-Term Incentives. The long-term incentives for executive officers other than the Chief Executive Officer, including the performance measures for the performance share portion of such awards were also approved. The long-term incentives awarded utilize a combination of performance shares under the performance share program and stock options to award specific dollar levels of economic value to each executive for options and performance shares. The option and performance share awards granted to executive officers, other than the Chief Executive Officer, were granted under the 2005 Omnibus Incentive Plan. A copy of the 2005 Omnibus Incentive Plan was filed as Exhibit 10.44 to Keystone’s Form 8-K filed with the Securities and Exchange Commission on August 5, 2005.

Performance under the grants of performance shares is measured over a three-year period commencing on April 1, 2007 and ending on March 31, 2010. Awards of performance shares are based on Company performance relative to two financial goals: average three-year Earnings per Share and average three-year Return on Invested Capital. Awards are earned based on a schedule that combines performance on each metric. Executive officers may receive a final award of up to two times the performance shares granted. Performance share awards will vest at the end of the performance period and the determination of the financial results over the three-year performance period.

The following table summarizes the grants of performance shares made to the named executive officers, except for the Chief Executive Officer, on June 19, 2007:

Name and Principal Position	Performance Share Awards (# of shares)
Jeffrey T. Gray Chief Financial Officer	3,554
Carl F. Hartman Vice President, Manufacturing	1,777
Christopher N. Northup Vice President, Western Division	2,369
T. Currey Hall Vice President, Southern Division	2,369

The option awards were granted at fair market value with a three-year ratable vesting and a 10-year termination. A copy of the Form of Non-Qualified Stock Option Award Agreement was filed as Exhibit 10.45 to Keystone’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC. (Registrant)

Dated: June 25, 2007	By:	/s/ John G. Arena, Esq.
	Name:	John G. Arena
	Title:	Vice President, General Counsel and Secretary